SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 8-K


                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) September 12, 1995


                  DUNES HOTELS AND CASINOS INC.
(Exact name of registrant as specified in charter)


                            New York
(State or other jurisdiction of incorporation)


        1-4385                              11-1687244
(Commission File Number)          (IRS Employer Identification No.)


4045 South Spencer Street, Suite 206, Las Vegas, Nevada      89119
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code   (702) 732-7474


                        Not Applicable
(Former name or former address, if changed since last report)

Item 5.   OTHER EVENTS.

          The Federal Deposit Insurance Corporation (FDIC) filed an action in the United States District Court for the District of Nevada (the Nevada Federal Court) against John B. Anderson (Anderson), Edith Anderson, Cedar Development Co.,
J.A., Inc., and J.B.A. Investments, Inc. (JBA), Case No. CV-S-95-679-PMP(LRL), on July 14, 1995. Dunes Hotels and Casinos Inc. (the Company) is not a party to the action. The action arises out of a judgment in the original principal amount of $33,700,000 entered in Nevada state court in 1986 against Anderson and others. Anderson agreed to repay the judgment and in 1989 entered into an agreement defining the terms and conditions of repayment. FDIC, as assignee of Eurekabank, f/k/a Eureka Federal Savings and Loan Association, seeks to enforce the judgment and agreement through various remedies, including the appointment of a receiver.

          Anderson, through direct or indirect control of JBA, Baby Grand Corp. and C.B.C. Builders, Inc., beneficially owns approximately 68.5% of the Company's common stock. Anderson pledged approximately 3,000,000 shares, or 47%, of the Company's common stock as collateral for his obligations to FDIC.

          On September 12, 1995, Anderson and the named defendants entered into that certain Stipulation and Order For:
Entry of Order Appointing Receiver and For Injunctive Relief, and For Entry of Consent Judgment (the Stipulation). The
Stipulation includes a provision for a consent judgment against Anderson and the named defendants (the Consent Judgment). If the Consent Judgment is entered in accordance with the Stipulation, Anderson and the named defendants will be liable to the FDIC for a sum in excess of $66,000,000; the assets of Anderson and named defendants, including common stock of the Company, will come into the control of a receiver; and the interests of Anderson and the named defendants in the assets will be foreclosed. On the same day, the Nevada Federal Court entered its Order Appointing Receiver and Granting Injunctive Relief (the Order). The Order stayed certain powers granted to the receiver, but allows the receiver to review the assets, observe the operations, and inspect certain books and records, including the Company's, relating to the assets of Anderson and the named defendants.

          Pursuant to the Stipulation and Order, the FDIC, Anderson and the named defendants reached various agreements with regard to the claims of FDIC. The FDIC, Anderson and the named defendants shall, for a period of sixty (60) days from the date of entry of the Order, unless extended by written agreement (the Negotiation Period), attempt to negotiate and execute a written agreement for the resolution of the FDIC claims (the Settlement Agreement). If the Settlement Agreement is not reached within the Negotiation Period, the FDIC may submit the Consent Judgment to the Nevada Federal Court for immediate entry. If the Settlement Agreement is reached within the Negotiation Period, Anderson and the named defendants shall have an additional sixty
(60) days from the date of execution of the Settlement Agreement unless extended by written agreement in which to perform under the Settlement Agreement (the Closing Period). If Anderson and the named defendants do not perform the Settlement Agreement within the Closing Period, the FDIC may submit the Consent Judgment to the Nevada Federal Court for immediate entry.

          If Anderson is unable to reach the Settlement Agreement, or is unable to perform the Settlement Agreement, or if the Consent Judgment is entered under other circumstances, a change in control of the Company will result. A change in control could have a material adverse impact on the Company.

          The Company is unable to predict whether Anderson will be able to reach the Settlement Agreement, perform the Settlement
Agreement, or the other circumstances under which the Consent
Judgment could be entered.

          The Company's subsidiary, M&R Investment Company, Inc. (M&R), is a creditor of Baby Grand Corp., d/b/a Maxim Hotel & Casino, Las Vegas, Nevada (Baby Grand), which is controlled by Anderson. Baby Grand owes M&R $2,775,264.53 including accrued and unpaid interest of $252,217.63 pursuant to a promissory note. In the event the Consent Judgment is entered, the receiver will also take control of Baby Grand's assets, which may constitute and event of default under such debt. As a result, M&R may be required to take steps to collect on such debt, including, but not limited to, foreclosing on 1,280,126 shares of the Company s common stock collateralizing such debt.



                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DUNES HOTELS AND CASINOS INC.
                                            (Registrant)



Dated:  September 26, 1995         By: /s/ James H. Dale
                                       James H. Dale, Treasurer